                                                                   EXHIBIT 10(s)

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into as of the 1st day of February, 2004, by and among Big Lots, Inc., an Ohio corporation ("BLI"), Big Lots Stores, Inc., an Ohio corporation ("BLSI") (BLI, BLSI and their respective affiliates, predecessor, successor, subsidiaries and other related companies are hereinafter jointly referred to as "Employer"), and Brad A. Waite ("Executive").

                                   WITNESSETH:

         WHEREAS, the Employer desires to engage Executive to perform services for the Employer and Executive desires to perform such services, on the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the sufficiency of which is hereby mutually acknowledged, the Parties hereby agree as follows:

1.       EMPLOYMENT.

         (a) DUTIES AND SERVICES. Employer hereby employs Executive as an Executive Vice President (or other appropriate title as designated by the Employer in its sole discretion) and Executive hereby accepts such employment, and shall perform services of a business, professional or commercial nature for the Employer in furtherance of the Employer's business. In performance of these duties, Executive shall be subject to the direction of and report to an individual holding one or more of the following titles: Chief Executive Officer, President, and/or Chief Administrative Officer of Employer.

         (b) ADDITIONAL POSITIONS. Executive shall, without any compensation in addition to that which is specifically provided in this Agreement, serve as an officer of the Employer and in such substitute or further offices or positions with Employer as shall from time to time be reasonably requested by the Employer. Each office and position with the Employer, in which Executive may serve or to which he may be appointed, shall be consistent in title and duties with Executive's position. For service as a director or officer of Employer, which service shall in each instance be deemed to be at the request of the Employer and its Board of Directors, Executive shall be entitled to the protection of the applicable indemnification provisions of the charter and code of regulations of Employer and Employer agrees to indemnify and hold harmless Executive from and against any claims, liabilities, damages or expenses incurred by Executive in or arising out of the status, capacities and activities as an officer or director of the Employer, to the maximum extent permitted by law and in accordance with any agreement for indemnification. On any termination of his employment, Executive shall be deemed to have resigned from all offices and directorships held by Executive.

         (c) FULL TIME AND ATTENTION. Executive agrees to his employment as described herein and agrees to devote all of his time and best efforts to the performance of his duties under this Agreement. Except as expressly permitted herein, Executive shall not, without the prior written consent of Employer, directly or indirectly during the term of this Agreement, render services of a business, professional or commercial nature to any other person or firm, whether for compensation or otherwise. So long as it does not interfere with his full-time employment hereunder, Executive may attend to outside investments and serve as a director, trustee or officer of or otherwise participate in educational, welfare, social, religious and civic organizations.

2.       TERM.

         Subject to the provisions for termination provided in this Agreement, the term of this Agreement shall commence on February 1, 2004 and shall continue thereafter until Executive's employment is terminated. This Agreement supersedes and replaces the July 29, 2002 Employment Agreement between Big Lots Stores, Inc. and its parent, affiliated, predecessor, successor, subsidiary and other related companies and Executive.

3.       COMPENSATION AND BENEFITS.

         (a) BASE SALARY. As compensation for his services hereunder, the Employer shall pay Executive, an annual base salary (the "Base Salary") payable in equal installments on regular payroll dates designated by the Employer, an annual rate of Four Hundred and Five Thousand Dollars ($405,000). At least annually, the Compensation Committee of the BLI Board of Directors shall review Executive's performance and determine whether an increase in the Executive's Base Salary is merited. Provided, however, that in no event shall the Base Salary be adjusted to an amount lower than the annual rate initially enumerated in this Paragraph.

         (b) BENEFITS. Executive shall be entitled to participate in any group health care, hospitalization, life insurance, dental, disability or other benefit plans ("Benefit Plans") available to executives in the same or similar job classification (other than bonus compensation or performance plans to the extent that such plans, in the case of Executive, are in lieu of the bonus plan set forth in Paragraph 4 herein). Executive's participation in and benefits under any such Benefit Plans shall be in accordance with the terms and subject to the conditions specified in the governing document of the particular Benefit Plan(s).

         (c) VACATION AND SICK LEAVE. Executive shall be entitled to such periods of vacation and sick leave each year as provided under Employer's Vacation and Sick Leave Policy for executives of the same or similar job classification.

         (d) AUTOMOBILE ALLOWANCE. During the term of this Agreement, Employer shall provide Executive with an automobile or a monthly automobile allowance, in accordance with applicable policies of the Employer for executives of the same or similar job classification.

4.       BONUS.

         Executive shall be eligible to participate in the 1998 Big Lots, Inc. Key Associate Annual Compensation Plan, as amended (or any such successor plan, hereinafter "Bonus Program"). Executive shall be eligible to receive a bonus for the fiscal year beginning February 1, 2004, and for each subsequent fiscal year of employment completed during the term of this Agreement. Executive's bonus shall be an amount equal to the Base Salary at the end of such fiscal year multiplied by the Bonus Payout percentage as determined by the Bonus Program set each fiscal year by the Compensation Committee of BLI's Board of Directors. The Bonus Program is based upon the achievement of Employer's annual financial plan. The Target Bonus for Executive is 60% of Base Salary and the Stretch Bonus for Executive is 120% of Base Salary, both of which are defined by the Compensation Committee of BLI's Board of Directors and are subject to adjustment by BLI's Board of Directors; provided however, Executive's Target Bonus shall never fall below 60% of Base Salary and Executive's Stretch Bonus shall never fall below 120% of base salary. Payment of the Bonus described in this Paragraph is subject to the terms of the Bonus Program and any agreements issued thereunder.

5.       EXPENSES.

         Employer shall reimburse Executive during the term of this Agreement for travel, entertainment and other expenses reasonably incurred by Executive in the promotion of Employer's business. Executive shall furnish such documentation and/or receipts with respect to reimbursement to be paid as requested by the Employer.

6.       TERMINATION.

         The employment of Executive under this Agreement and term hereof shall be controlled by this Agreement, exclusively and without regard to any termination, severance, income continuation, or similar policies of Employer. Such employment may be terminated:

         (a) WITHOUT CAUSE, EMPLOYER TERMINATION. By Employer without cause at any time upon thirty (30) days notice to the Executive of such termination, or

         (b) WITHOUT CAUSE, EXECUTIVE TERMINATION. By Executive without cause at any time upon thirty (30) days notice to the Employer of such termination, or

         (c) UPON DEATH OR LONG-TERM DISABILITY OF EXECUTIVE. By Employer upon the death or long-term disability of Executive, or

         (d) FOR CAUSE, EMPLOYER TERMINATION. By Employer for cause at any time. For purposes hereof, the term "cause" shall mean:

                  (i) Executive's conviction of fraud, a felony or other crime involving moral turpitude or Executive's commission of acts of embezzlement or theft in connection with his duties or in the course of his employment.

                  (ii) Executive engaging in Competitive Activities, disclosing confidential information, or his willful breach of any material provision of this Agreement.

                  (iii) The term "Competitive Activities" shall mean Executive's participation, without the written consent of the Board of Directors of the Employer, in any business enterprise if such business enterprise engages in direct competition with the Employer. For purposes of this Agreement, a business enterprise shall be considered in direct competition with the Employer, if such business enterprise's sales, related to any activity then engaged in by the Employer, amount to ten percent (10%) or more of such business enterprise's total sales or one percent (1%) of Employer's annual sales. "Competitive Activities" shall not include the mere ownership of securities in any publicly-traded enterprise and the exercise of rights appurtenant thereto.

                  (iv) Any termination of Executive for "cause" shall not be effective until Employer delivers written notice to Employee pursuant to the terms of Paragraph 11 of this Agreement.

                  (v) Any termination by reasons of the foregoing Subparagraphs (i)-(iv) shall not be in limitation of any other right or remedy the Employer may have under this Agreement, at law, in equity or otherwise.

7.       EFFECT OF TERMINATION.

         (a) WITHOUT CAUSE EFFECT, EMPLOYER TERMINATION. In the event of the termination of Executive's employment by Employer pursuant to Paragraph 6(a) above, except as otherwise provided in Paragraph 5 of this Agreement, Employer shall have no obligation to pay any compensation or benefits of any kind to Executive other than, (i) Base Salary that has been earned but not been paid up to and including the date of termination;

                  (ii) A prorata portion of the Bonus under this Agreement based upon the amount of time worked by the Executive in the fiscal year when such termination is effective, provided, however, that such prorata portion will be determined in the ordinary course of business and paid at such time following the close of the fiscal year that such other eligible executives receive such payment;

                  (iii) A continuation of Base Salary, automobile allowance (or use of present company automobile), any Benefit Plans for which Executive is eligible and enrolled, for twelve (12) months following the termination of this Agreement;

                  (iv) The Benefit Plans and automobile allowance/use contained in Subparagraph (iii), above, shall cease if during the twelve (12) months following termination, Executive is entitled to receive the same or similar benefits from another employer.

         (b) WITHOUT CAUSE EFFECT, EXECUTIVE TERMINATION. In the event of the termination of Executive's employment by Executive pursuant to Paragraph 6(b) above, Employer shall have no obligation to pay any compensation or benefits of any kind to Executive other than Base Salary that has been earned but not been paid up to and including the date of termination, and Executive shall not be entitled to receive any Bonus under this Agreement or otherwise.

         (c) DEATH OR LONG-TERM DISABILITY. In the event of the termination of Executive's employment by reason of death or long-term disability pursuant to Paragraph 6(c) above, Employer shall have no obligation to pay any compensation or benefits of any kind to Executive or the Executive's estate, other than as follows:

                  (i) Base Salary that has been earned but not been paid up to and including the date of termination;

                  (ii) A prorata portion of the Bonus under this Agreement based upon the amount of time worked by the Executive in the fiscal year when such termination is effective, provided, however, that such prorata portion will be determined in the ordinary course of business and paid at such time following the close of the fiscal year that such other eligible executives receive such payment;

                  (iii) In the case of long-term disability, a continuation of Base Salary and any Benefit Plans for which Executive is eligible and enrolled for six (6) months following the termination of this Agreement and any long-term disability benefits for which Executive is eligible under the Employer's long-term disability group insurance plan.

                  (iv) The term "Long-Term Disability" shall be construed as it is defined in the Employer's long-term disability group insurance plan.

         (d) FOR CAUSE EFFECT. In the event of termination for any of the reasons for cause set forth in Paragraph 6(d) above, except as otherwise provided in Paragraph 5 of this Agreement, Executive shall not be entitled to further compensation or other benefits under this Agreement (other than as provided by law), except as to Base Salary that has been earned but not been paid up to and including the date of termination. Further, Executive shall not be entitled to receive any Bonus determined under this Agreement or otherwise.

8.       CHANGE IN CONTROL.

         If there is a Change in Control (as defined herein) and Executive's employment is thereupon terminated or terminated within twenty four
         (24) months after the effective date thereof, Executive shall be entitled to the termination benefits as set forth in this Paragraph and its subparagraphs in lieu of other provisions of this Agreement. For purposes of this Paragraph, Executive's employment shall be deemed to have been terminated following a change in control only if Employer terminates such employment without cause (as defined in paragraph 6(a) above), or if a Constructive Termination occurs. "Constructive Termination" shall mean a resignation by Executive because of any material adverse change or material diminution in Executive's then current reporting relationships, job description, duties, responsibilities, compensation, perquisites, office or location of employment (as reasonably determined by Executive in his good faith discretion); provided, however, that Executive shall notify Employer in writing at least forty five (45) days in advance of any election by Executive to terminate his employment because of a Constructive Termination hereunder, specifying the nature of the alleged adverse change or diminution and Employer shall have a period of ten (10) business days after the receipt of such notice to cure such alleged adverse change or diminution before Executive shall be entitled to exercise any such rights and remedies. Executive shall not be entitled to the benefits available hereunder unless such notice is timely given.

         (a) CHANGE IN CONTROL BENEFITS. The benefits payable to Executive are as follows:

                  (i) Employer shall pay to Executive a lump sum cash payment, net of any applicable withholding taxes, in an amount equal to two (2) times his Base Salary immediately prior to the effective date of such Change in Control (the "Lump Sum Payment"); provided, that if there are fewer than twenty four (24) months remaining from the date of Executive's termination to Executive's normal retirement date at age 65, Employer shall instead pay Executive a prorata amount of the Lump Sum Payment based upon the number of months remaining until Executive's normal retirement date at age 65. The applicable amount shall be paid on or before the next regular payroll date following the termination of the Executive's employment.

                  (ii) In addition to the payment described in Paragraph 8(a)(i) above, Employer shall pay to Executive a lump sum cash payment, net of any applicable withholding taxes, in an amount equal to two (2) times the Executive's then current Stretch Bonus, as defined in and determined annually by the Compensation Committee of BLI's Board of Directors; provided, that:

                           (A) In the event the Executive's Bonus is undefined or is not subject to a maximum payout, the Executive's Bonus shall be deemed to be 200% of the Executive's then current Base Salary, and

                           (B) If there are fewer than twenty four (24) months remaining from the date of Executive's termination to Executive's normal retirement date at age 65, Employer shall instead pay Executive a prorata amount of the Lump Sum Bonus Payment based upon the number of months remaining until Executive's normal retirement date at age 65. Executive shall receive the Lump Sum Bonus Payment at the same time Executive receives the Lump Sum Payment described above.

                  (iii) A continuation of any Benefit Plans for which Executive (and his spouse and/or dependents, if their participation is permitted under the terms of the subject plan) is eligible and enrolled for twelve
                           (12) months following the termination of this Agreement; provided, that Executive's participation in the plans referred to herein shall be terminated (other than as provided by law) when and to the extent that Executive is entitled to receive the same or similar benefits from another employer during such period. Executive's participation in and benefits under any such plan shall be on the terms and subject to the conditions specified in the governing document of the particular Benefit Plan(s).

                  (iv) If all or any portion of the amount payable under paragraph 8(a)(i) and 8(a)(ii) of this Agreement, either alone or together with other amounts that Executive is entitled to receive in connection with a Change in Control, constitutes "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor provision, that are subject to the excise tax imposed by Section 4999 of the Code (or any similar tax or assessment), the amounts payable hereunder shall be increased to the extent necessary to place Executive in the same after-tax position as Executive would have been had no such excise tax or assessment been imposed on any such payment paid or payable to Executive under Paragraph 8(a)(i) and 8(a)(ii) of this Agreement or any other payment that Executive may receive as a result of such Change in Control. The determination of the amount of any such tax or assessment and the resulting amount of incremental payment required hereby in connection therewith shall be made by the independent accounting firm employed by Employer immediately prior to the applicable Change in Control, within thirty (30) calendar days after the payment of the amount payable pursuant to Paragraph 8(a)(i) and 8(a)(ii) of this Agreement. Said incremental payment shall be made within five (5) business days after said determination has been made.

                  (v) If, after the date upon which any payment is to be made under this Paragraph, it is determined (pursuant to final judgment of a court of competent jurisdiction or an agreed upon tax assessment) that the amount of excise or other similar taxes or assessments payable by Executive is greater than the amount initially so determined, then Employer shall pay Executive an amount equal to the sum of (i) such additional excise or other similar taxes, plus (ii) any interest, fines and penalties resulting from such underpayment, plus (iii) an amount necessary to reimburse Executive for any income, excise or other tax or assessment payable by Executive with respect to the amounts specified in (i) and (ii) above, and the reimbursement provided by this clause (iii). Payment thereof shall be made within five (5) business days after the date upon which such subsequent determination is made.

                  (vi) In addition to the benefits described above, Executive shall be entitled to all rights derived under the Big Lots, Inc. 1996 Performance Incentive Plan, as Amended (f/k/a Consolidated Stores Corporation 1996 Performance Incentive Plan, as Amended) in the event of a "Change in Effective Control" (as defined in that plan).

         (b) CHANGE IN CONTROL DEFINED. As used herein, "Change in Control" means any of the following events:

                  (i) Any person or group (as defined for purposes of Section 13(d) of the Securities Exchange Act of 1934) becomes the beneficial owner of, or has the right to acquire (by contract, option, warrant, conversion of convertible securities or otherwise), 20% or more of the outstanding equity securities of BLI entitled to vote for the election of directors;

                  (ii) A majority of the Board of Directors of BLI is replaced within any period of two (2) years or less by directors not nominated and approved by a majority of the directors of BLI in office at the beginning of such period (or their successors so nominated and approved), or a majority of the Board of Directors of BLI at any date consists of persons not so nominated and approved;

                  (iii) The stockholders of BLI approve an agreement to reorganize, merge or consolidate with another corporation (other than BLSI or an affiliate); or

                  (iv) The stockholders of BLI adopt a plan or approve an agreement to sell or otherwise dispose of all or substantially all of BLI's assets (including without limitation, a plan of liquidation or dissolution), in a single transaction or series of related transactions.

         (c) EFFECTIVE DATE/TERMS. The effective date of any such Change in Control shall be the date upon which the last event occurs or last action taken such that the definition of such Change in Control (as set forth above) has been met. For purposes of this Agreement, the term "affiliate" shall mean:

                  (i) Any person or entity qualified as part of an affiliated group which includes BLSI and BLI pursuant to Section 1504 of the Code; or

                  (ii) Any person or entity qualified as part of a parent-subsidiary group of trades and businesses under common control within the meaning of Treasury Regulation Section 1.414(c-2)(b). Determination of affiliate shall be tested as of the date immediately prior to any event constituting a Change in Control. The other provisions of this Paragraph notwithstanding, the term "Change in Control" shall not mean any transaction, merger, consolidation, or reorganization in which BLI exchanges or offers to exchange newly issued or treasury shares in an amount less than 50% of the then outstanding equity securities of BLI entitled to vote for the election of directors, for 51% or more of the outstanding equity securities entitled to vote for the election of at least the majority of the directors of a corporation other than BLI or an affiliate thereof (the "Acquired Corporation"), or for all or substantially all of the assets of the Acquired Corporation.

         (d) LEGAL COUNSEL. If Executive hires legal counsel with respect to any alleged failure of Employer to comply with any terms of Paragraph 8 of this Agreement, or institutes any negotiation or institutes or responds to any legal action to assert or defend the validity of or to enforce Executive's rights under Paragraph 8 of this Agreement, or to recover damages for breach of Paragraph 8 of this Agreement, Employer shall pay Executive's actual expenses for attorneys' fees and disbursements, together with such additional payments, if any, as may be necessary so that the net after-tax payments so made to Executive equal such fees and disbursements; provided, however, that Executive shall be responsible for his own fees and expenses with respect to any lawsuit between Executive and Employer to enforce rights or obligations under this Paragraph 8 in which Employer is the prevailing party. The fees and expenses incurred by Executive in instituting or responding to any such negotiation or legal action shall be paid by Employer as they are incurred, in advance of the final disposition of the action or proceeding, upon receipt of an undertaking by Executive to repay such amounts if Employer is ultimately determined to be the prevailing party.

         (e) INTEREST. If any amount due Executive by the terms of this Paragraph 8 is not paid when due, then Employer shall pay interest on said amount at an annual rate equal to the base lending rate of National City Bank, Cleveland, Ohio, or successor, as in effect from time to time, for the period between the date on which such payment is due and the date said amount is paid.

         (f) NO RIGHT OF SETOFF. Employer's obligation to pay Executive the compensation and to make the arrangement required in this Paragraph 8 shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, any setoff, counterclaim, recoupment, defense or other right that Employer may have against Executive or otherwise. All amounts payable by Employer hereunder shall be paid without notice or demand. Subject to the proviso in this Paragraph 8, each and every payment made hereunder by Employer shall be final and Employer shall not seek to recover all or any part of such payment from Executive or from whosoever may be entitled thereto, for any reason whatsoever. Executive shall not be obligated to seek other employment or compensation or insurance in mitigation of any amount payable or arrangement made under this Paragraph 8, and the obtaining of any such other employment or compensation or insurance, except as otherwise provided in this Agreement, shall in no event effect any reduction of Employer's obligations to make the payments and arrangements required under this Paragraph 8.

9.       COVENANTS OF EXECUTIVE.

         (a) COVENANTS. Executive acknowledges that the principal businesses of Employer include the operation of its "Big Lots" discount general merchandise consumer goods retail outlets, the inventories of which are acquired primarily through special purchase situations such as overstocks, closeouts, liquidations, bankruptcies, wholesale distribution of overstock, distress, liquidation and other volume inventories, the operation of its Big Lots Furniture Stores, and its wholesale operations (the "Company Business"); and

                  Employer is one of the limited number of entities who have developed such business; and the Company Business is national in scope; and Executive's work for Employer will give him access to the confidential affairs of Employer; and the agreements and covenants of Executive contained in Subparagraphs (i)-(iii) herein ("Restrictive Covenants") are essential to the business and goodwill of Employer. Accordingly, Executive covenants and agrees that:

                  (i) During the term of Executive's employment with Employer and for a period of one (1) year (the "Restricted Period") following the termination of his employment in any manner, Executive shall not in any location where Employer's retail stores are located throughout the United States, directly or indirectly,
                           (1) engage in the Company Business for Executive's own account (other than pursuant to this Agreement),
                           (2) render any services to any person engaged in such activities (other than Employer), or (3) render any services to, or in any manner become employed, by Wal-Mart, Kmart, Target, Dollar General, Family Dollar, Dollar Tree, Retail Ventures, Inc., Fred's, 99(cent) Stores, Canned Foods, Tuesday Morning, TJX Corporation, or any grocery store chain, regardless of size. Further, Employee agrees not to render any services to, or in any manner become employed by, any parent, subsidiary or other related entity of the above listed entities. However, in the event of a Change in Control as defined in this Agreement, the Restricted Period shall be for a period of six (6) months.

                  (ii) During the term of Executive's employment with Employer and for a period of two (2) years following the termination of his employment in any manner, Executive shall keep secret and retain in strictest confidence, and shall not use for his benefit or the benefit of others, all confidential matters relating to the Company Business hereafter learned by Executive, and shall not disclose them to anyone except with Employer's express written consent and except for information which is at the time of receipt or thereafter, becomes publicly known through no wrongful act of Executive, or is received from a third party not under an obligation to keep such information confidential and without breach of this Agreement.

                  (iii) During the term of Executive's employment with Employer and for a period of two (2) years following the termination of his employment in any manner, without Employer's prior written consent, Executive will not directly or indirectly, solicit, encourage to leave the employment of Employer or hire any employee of Employer.

         (b) ACKNOWLEDGMENT. Executive acknowledges that the foregoing restrictions are reasonable in light of the nature of the services the Employer provides. Executive and the Employer agree that the Employer has legitimate reasons for requiring such Restrictive Covenants from Executive. Executive acknowledges that he understands the restrictions and has had an opportunity to fully discuss these restrictions with the Employer and accepts the restrictions.

         (c) MAXIMUM ENFORCEABLE RESTRICTION. In the event that any or all of the Restrictive Covenants contained in this Paragraph shall be determined by a court of competent jurisdiction to be unenforceable by reason of the temporal restrictions being too great, or by reason that the range of activities covered are too great, or for any other reason, they shall be interpreted to extend over the maximum period of time, range of activities or other restrictions as to which they may be enforceable.

         (d) INJUNCTIVE RELIEF. The Parties agree that a breach of the Restrictive Covenants contained in this Paragraph may cause irreparable damage to the Employer, the extent of which may be difficult to ascertain, and that the award of damages may not be adequate relief. Therefore, Executive agrees that, in the event of a breach or a threatened breach of the Restrictive Covenants, the Employer may institute an action to compel the specific performance of same and obtain injunctive relief, without bond; Executive agrees not to assert adequacy of money damages as a defense and agrees that such remedy shall be cumulative, not exclusive, and in addition to any other available remedies, and that the Employer may require Executive to account for and pay over to Employer all compensation, profits, monies, accruals, increments, or other benefits derived or received by him as the result of any transactions constituting a breach of the Restrictive Covenants. Employer may set off any amounts finally determined by a court of competent jurisdiction to be due it under this Paragraph against any amounts owed to Executive. The Parties agree that any action for breach of the Restrictive Covenants and/or injunctive relief shall be venued in the Court of Common Pleas, Franklin County, Ohio, and that Ohio law governs the terms of this Agreement.

         (e) TOLLING PERIOD. Executive acknowledges that under the terms of the Restrictive Covenants contained in this Paragraph, the Employer is entitled to receive a period of one (1) year of non-competition, and two (2) years of non-solicitation and confidentiality immediately following termination of Executive's employment. Executive agrees that if any of these obligations to the Employer are breached during the one (1) year period or non-competition, and/or the two (2) year period of non-solicitation and confidentiality, then the time period will be extended for the length of time that Executive failed to fulfill his obligations.

10.      WITHHOLDING TAXES.

         Except as otherwise provided, all payments to Executive, including the bonus compensation under this Agreement, shall be subject to withholding on account of federal, state, and local taxes as required by law.

11.      NOTICES.

         Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission or sent by certified or priority mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, or sent by facsimile transmission or, if mailed, five (5) days after the date of deposit in the United States mail as follows:

         (a)      If to the Employer to:      Big Lots Stores, Inc.
                                              300 Phillipi Road
                                              Columbus, Ohio 43228-1310
                                              Attention: General Counsel

                  With a copy to:             Big Lots Stores, Inc.
                                              300 Phillipi Road
                                              Columbus, Ohio 43228-1310
                                              Attention: Chief Executive Officer

         (b)      If to the Executive to:     Brad A. Waite
                                              2879 Wickliffe Woods Court
                                              Columbus, Ohio 43221

         (c) CHANGE OF ADDRESS. Any such person may by notice given in accordance with this Paragraph to the other parties hereto, designate another address or person for receipt by such person of notices hereunder.

12.      SEVERABLE PROVISIONS.

         The provisions of this Agreement are severable, and if any one or more provisions may be determined to be invalid or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision, to the maximum extent enforceable, shall, nevertheless, be binding and enforceable.

13.      MODIFICATION.

         This Agreement collectively sets forth the entire understanding of the Parties with respect to the subject matter hereof, supersedes all existing agreements between them concerning such subject matter, and may be modified only by a written instrument duly executed by each party.

14.      WAIVER.

         Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

15.      BINDING EFFECT.

         Executive's rights and obligations under this Agreement shall not be transferable by assignment or otherwise, such rights shall not be subject to commutation, encumbrance, or the claims of Executive's creditors, and any attempt to do any of the foregoing shall be void. The provisions of this Agreement shall be binding upon and inure to the benefit of Executive and his heirs and personal representatives, and shall be binding upon and inure to the benefit of the Employer and its successors.

16.      NO THIRD-PARTY BENEFICIARIES.

         This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

17.      HEADINGS.

         The headings in this Agreement are solely for the convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

18.      COUNTERPARTS.

         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

19.      GOVERNING LAW, JURISDICTION AND ARBITRATION.

         This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without giving effect to conflict of laws. Any dispute arising out of or relating to this Agreement or any breach of this Agreement, with the exceptions of the Restrictive Covenants contained in Paragraph 9, shall be submitted to and determined in binding arbitration, and such method shall be the exclusive method for resolving such disputes. This provision includes any and all claims and remedies that the Executive could bring against the Employer arising out of his employment, including, but not limited to, claims for negligence, wrongful discharge, discrimination, harassment, intentional tort, infliction of emotional distress, defamation, or loss of consortium. Submission may be made by either party and must be made within thirty (30) days subsequent to the dispute arising. Thereafter, the parties hereto shall take such steps as are necessary to assure that the dispute will be promptly settled by arbitration, in accordance with the then-current Commercial Arbitration Rules of the American Arbitration Association, within ninety (90) days of its submission. The arbitration shall be conducted by a single arbitrator selected by the parties. If the parties have not selected an arbitrator within ten (10) days of written demand for arbitration, the arbitrator shall be selected by the American Arbitration Association. Each party shall bear all its own legal fees and expenses. All arbitration proceedings shall be conducted in the federal judicial district where Executive maintains his principal place of employment for the Company. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

20.      EMPLOYER PROPERTY.

         Upon termination of Executive's employment for any reason, or at any time at the Employer's request, Executive shall deliver up to the Employer, all property, keys, materials, documents, records, manuals, notebooks, or papers and any copies thereof maintained in any form that in any way relate to the business and activities of the Employer that may be in the possession, or under the control of Executive.

21.      CONFLICTING AGREEMENTS.

         Executive represents and warrants that he is free to enter into this Agreement and that Executive has not made and will not make any agreements in conflict with this Agreement.

22.      SURVIVAL.

         The covenants, agreements, representations, and warranties contained in or made pursuant to this Agreement shall survive Executive's termination of employment, whatever the reason for termination of such employment, and shall survive any termination of this Agreement, irrespective of any investigation made by or on behalf of any party.

         WHEREUPON, the Parties hereto voluntarily enter into this Agreement as of this 29th day of March, 2004.

Big Lots, Inc.                                     Executive
/s/ Michael J. Potter                              /s/ Brad A. Waite
-----------------------------------                -----------------------------
By:  Michael J. Potter                             Printed Name: Brad A. Waite
Its: Chief Executive Officer

Big Lots Stores, Inc.
/s/ Albert J. Bell
-----------------------------------
By:  Albert J. Bell
Its: Chief Administrative Officer